Exhibit 99.1

Seattle Genetics Highlights Pipeline Progress and Reports Third Quarter 2009 Financial Results

-Brentuximab vedotin advancing towards planned U.S. product launch in 2011-

-Conference call today at 5:00 p.m. ET-

Bothell, WA — October 22, 2009 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2009. The company also highlighted recent product development progress.

“We achieved several significant milestones during the third quarter, including completing enrollment in the pivotal clinical trial of brentuximab vedotin, our lead antibody-drug conjugate (ADC) for Hodgkin lymphoma,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We expect data from the pivotal trial in the second half of 2010, and are continuing to position the program for a planned U.S. product launch in the second half of 2011, assuming priority review of our marketing application. During the third quarter, we also submitted an investigational new drug (IND) application for our next proprietary ADC, SGN-75, and two more of our ADC collaborators initiated clinical trials with programs using our technology. In addition, we received net proceeds of $128 million from a public offering that further strengthened our financial position. We anticipate achieving multiple milestones across our pipeline over the remainder of 2009 and in 2010.”

Corporate and ADC Collaborator Update

Brentuximab Vedotin (SGN-35)

•	Completed accrual to a pivotal trial for relapsed and refractory Hodgkin lymphoma six months ahead of schedule; data from this clinical trial are expected in the second half of 2010

•

Observed that median duration of response in the phase I every three week dosing trial increased to ten months at the time of study completion; the every three week schedule is used in the ongoing pivotal trial

•	Completed accrual to a phase I weekly dosing clinical trial; interim data from this study will be presented at the American Society of Hematology (ASH) annual meeting in December 2009

•	Initiated a phase II clinical trial to assess retreatment of patients who previously received brentuximab vedotin therapy

•	Named Bruce Seeley as Executive Vice President, Commercial, to lead marketing and sales activities in preparation for product commercialization

•	Preparing to initiate a clinical trial in the first half of 2010 to evaluate the safety of brentuximab vedotin in combination with chemotherapy in front-line Hodgkin lymphoma

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Conducted productive discussions with both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency regarding a global registration strategy for relapsed and refractory Hodgkin lymphoma that includes a phase 3 study designed to support full approval

Lintuzumab (SGN-33)

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Continued patient treatment in a randomized phase IIb trial of lintuzumab plus low-dose chemotherapy for patients 60 years and older with acute myeloid leukemia to determine if the combination extends overall survival; data from this trial are expected in the first half of 2010

Dacetuzumab (SGN-40)

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Received abstract acceptance for presentation of data from two phase Ib clinical trials at ASH, including dacetuzumab in combination with Rituxan® (rituximab) and Gemzar® (gemcitabine) for relapsed and refractory diffuse large B-cell lymphoma and dacetuzumab in combination with Revlimid® (lenalidomide) for relapsed and refractory multiple myeloma; in addition, preclinical data will be reported at ASH describing a diagnostic gene signature that may identify lymphoma patients who are more likely to respond to dacetuzumab therapy

•	Announced discontinuation of the SeaGen MARINER phase IIb clinical trial based on a determination that the trial would be unlikely to meet its primary endpoint of superior complete response rate

SGN-75

•	Submitted an IND application to the FDA to support a phase I clinical trial for CD70-positive hematologic malignancies and solid tumors

ADC Collaborations

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Received a milestone payment under collaboration agreement with MedImmune, LLC, a wholly owned subsidiary of AstraZeneca, triggered by its initiation of a phase I clinical trial of MEDI-547, an anti-EphA2 ADC for solid tumors

•	Received a milestone payment under collaboration with Bayer Schering Pharma AG, Germany, triggered by Bayer’s submission of an IND application to the FDA for MN-IC, an ADC for solid tumors

SEA Technology

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Introduced sugar engineered antibody (SEA) technology, a novel approach to increasing the potency of monoclonal antibodies through enhanced effector function; the company has filed a patent application covering the SEA technology and intends to employ it in its internal early-stage pipeline as well as consider collaborations with other companies

Third Quarter and Nine Month 2009 Financial Results

Revenues in the third quarter of 2009 were $11.6 million, compared to $8.1 million in the third quarter of 2008. For the first nine months of 2009, revenues were $30.2 million, up from $25.2 million in the first nine months of 2008. Revenues are primarily driven by the earned portion of the upfront fee, reimbursements and milestone payments received under the company’s dacetuzumab collaboration with Genentech. Revenues also reflect amounts earned under the company’s ADC collaborations.

Total operating expenses for the third quarter of 2009 were $32.2 million, compared to $31.4 million for the third quarter of 2008. For the first nine months of 2009, total operating expenses were $102.4 million, compared to $85.1 million in the first nine months of 2008. The planned increases in 2009 were primarily driven by clinical development and manufacturing activities for brentuximab vedotin. Non-cash, share-based compensation expense for the first nine months of 2009 was $8.5 million, compared to $7.4 million for the same period in 2008.

Net loss for the third quarter of 2009 was $19.8 million, or $0.21 per share, compared to $21.8 million, or $0.27 per share, for the third quarter of 2008. For the nine months ended September 30, 2009, net loss was $69.6 million, or $0.79 per share, compared to $54.9 million, or $0.70 per share, for the same period in 2008.

As of September 30, 2009, Seattle Genetics had $306.0 million in cash and investments, compared to $189.9 million as of June 30, 2009. Cash and investments as of September 30, 2009 reflect net proceeds of approximately $128 million from the company’s public offering of common stock in August 2009. Seattle Genetics anticipates ending 2009 with approximately $270 million in cash and investments. This is based on the company’s expectation that cash used in operating activities will be at the low end of its previous estimate of $80 million to $90 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (800) 762-8908 (domestic) or (480) 629-9774 (international). The access code is 4172548. A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4172548. The telephone replay will be available until 4:00 p.m. PT on October 26, 2009.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin (SGN-35), is in a pivotal trial under a special protocol assessment with the FDA. Brentuximab vedotin is empowered by Seattle Genetics’ proprietary ADC technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. In addition, Seattle Genetics has three other product candidates in ongoing clinical trials: lintuzumab (SGN-33), dacetuzumab (SGN-40) and SGN-70. Dacetuzumab is being developed under a worldwide collaboration with Genentech (a wholly-owned member of the Roche Group). Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, a subsidiary of Celldex Therapeutics, Progenics, Daiichi Sankyo, MedImmune, a subsidiary of AstraZeneca, and Millennium: The Takeda Oncology Company, as well as an ADC co-development agreement with Agensys, a subsidiary of Astellas Pharma. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of brentuximab vedotin, initiation of future clinical trials, and data availability from ongoing clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that data from our phase I clinical trials of brentuximab vedotin may not necessarily be indicative of the subsequent clinical trial results, including our pivotal clinical trial results; and that the safety and/or efficacy results of these trials, including the brentuximab vedotin pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, will not support continued development or, in the case of our pivotal trial, an application for accelerated marketing approval in the United States or any other country. In addition, we may not obtain priority review of our marketing application and consequently may be delayed in the planned U.S. commercial launch of brentuximab vedotin. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended June 30, 2009 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2009	December 31, 2008
Assets
Cash, cash equivalents, short and long term investments	$306,016	$160,708
Other assets	20,405	27,009

Total assets	$326,421	$187,717

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$21,946	$15,879
Deferred revenue and long-term liabilities	88,928	92,820
Stockholders’ equity	215,547	79,018

Total liabilities and stockholders’ equity	$326,421	$187,717

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues	$11,646	$8,079	$30,196	$25,168
Expenses
Research and development	28,263	27,711	90,221	73,362
General and administrative	3,956	3,687	12,131	11,716

Total operating expenses	32,219	31,398	102,352	85,078

Loss from operations	(20,573)	(23,319)	(72,156)	(59,910)
Investment income, net	746	1,555	2,590	5,006

Net loss	$(19,827)	$(21,764)	$(69,566)	$(54,904)

Basic and diluted net loss per share	$(0.21)	$(0.27)	$(0.79)	$(0.70)

Weighted-average shares used in computing basic and diluted net loss per share	93,460	79,559	87,771	78,369